UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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S.Y. Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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S.Y. Bancorp, Inc.

1040 East Main Street
Louisville, Kentucky 40206
502.582.2571

March 20, 2006

Dear Shareholder:

We cordially invite you to attend the 2006 Annual Meeting of Shareholders of S.Y. Bancorp, Inc., which will be held at 10:00 a.m., Eastern Time, on Wednesday, April 26, 2006, at The Olmstead, 3701 Frankfort Avenue, Louisville, Kentucky 40207.

The enclosed Notice and Proxy Statement contain complete information about matters to be considered at the Annual Meeting, at which we will also review S.Y. Bancorp’s business and operations. Only shareholders and their proxies are entitled to vote at the Annual Meeting.

We hope you will attend the meeting. Your vote is important. Whether or not you plan to attend, we urge you to complete, sign and return the enclosed proxy card, so that your shares will be represented and voted at the Annual Meeting.

Sincerely yours,

/s/ David P. Heintzman

David P. Heintzman
Chairman, President, and Chief Executive Officer

S.Y. Bancorp, Inc.

1040 East Main Street
Louisville, Kentucky 40206

NOTICE OF THE

2006 ANNUAL MEETING OF SHAREHOLDERS

March 20, 2006

To our Shareholders:

The Annual Meeting of Shareholders of S.Y. Bancorp, Inc., a Kentucky corporation, will be held on Wednesday, April 26, 2006 at 10:00 a.m., Eastern Time, at The Olmstead, 3701 Frankfort Avenue, Louisville, Kentucky 40207 for the following purposes:

(1)          To approve the action of the Board of Directors fixing the number of directors at thirteen;

(2)          To elect four Directors; and

(3)          To transact such other business as may properly come before the meeting.

The record date for the determination of the shareholders entitled to vote at the meeting or at any adjournment thereof is the close of business on March 10, 2006.

We hope you will be represented at the meeting. Please sign and return the enclosed proxy card in the accompanying envelope as promptly as possible, whether or not you expect to be present in person. Your vote is important. The Board of Directors of Bancorp appreciates the cooperation of shareholders in directing proxies to vote at the meeting.

By Order of the Board of Directors

/s/ David P. Heintzman

David P. Heintzman
Chairman, President and Chief Executive Officer

WE URGE SHAREHOLDERS TO MARK, SIGN AND RETURN
PROMPTLY THE ACCOMPANYING PROXY CARD

S.Y. Bancorp, Inc.

1040 East Main Street
Louisville, Kentucky 40206

PROXY STATEMENT
FOR THE 2006 ANNUAL MEETING OF SHAREHOLDERS

About the Annual Meeting

Why have I received these materials?

We are mailing the accompanying proxy to shareholders on or about March 20, 2006. The proxy is solicited by the Board of Directors of S.Y. Bancorp, Inc. (referred to throughout this Proxy Statement as “S.Y. Bancorp” or “we” or “our”) in connection with our Annual Meeting of Shareholders that will take place on Wednesday, April 26, 2006. We cordially invite you to attend the Annual Meeting and request you to vote on the proposals described in this Proxy Statement.

What am I voting on?

•                  Approving the action of the Board of Directors fixing the number of directors at thirteen.

•                  Electing four directors.

Where can I find more information about these voting matters?

•                  Information about nominees for reelection is contained in ITEM 1.

What is the relationship of S.Y. Bancorp and Stock Yards Bank & Trust Company?

S.Y. Bancorp is the holding company for Stock Yards Bank & Trust Company (referred to throughout this Proxy Statement as “the Bank”). S.Y. Bancorp owns 100% of Stock Yards Bank & Trust Company. Because S.Y. Bancorp has no operations of its own, its business and that of Stock Yards Bank & Trust Company are essentially the same.

Who is entitled to vote at the Annual Meeting?

Holders of record of common stock (“Common Stock”) of S.Y. Bancorp as of the close of business on March 10, 2006 will be entitled to vote at the Annual Meeting. On March 10, 2006, there were 13,801,477 shares of Common Stock outstanding and entitled to vote, each of which is entitled to one vote except that cumulative voting applies in the election of directors.

How do I vote my shares at the Annual Meeting?

If you are a “record” shareholder of Common Stock (that is, if you hold Common Stock in your own name in S.Y. Bancorp’s stock records maintained by our transfer agent, Stock Yards Bank & Trust Company), you may complete and sign the accompanying proxy card and return it to S.Y. Bancorp or deliver it in person. Shares will be voted as you instruct. If you return your proxy card and do not mark your voting instructions on your signed card, David Heintzman and Kathy Thompson as proxies named on the proxy card, will vote FOR the election of the four director nominees.

“Street name” shareholders of Common Stock (that is, shareholders who hold Common Stock through a broker or other nominee) who wish to vote at the Annual Meeting will need to obtain a proxy form from the institution that holds their shares and to follow the voting instructions on such form.

If you are a participant in the Stock Yards Bank & Trust Company 401(k) Profit Sharing and Employee Stock Ownership Plan, you will receive a proxy card for the shares that you own through that savings plan. That proxy card will serve as a voting instruction card for the trustee of the plan. If you own shares through the plan and do not vote, the plan trustees will vote the plan shares in the same proportion as shares for which instructions were received under the plan.

Can I change my vote after I return my proxy card?

Yes. After you have submitted a proxy, you may change your vote at any time before the proxy is exercised by submitting a notice of revocation to the Secretary of S.Y. Bancorp or a proxy bearing a later date. Or you may attend the annual meeting, revoke your proxy and vote in person. In each event, the later submitted vote will be recorded and the earlier vote revoked. Your attendance at the Annual Meeting will not revoke your proxy unless you provide written notice of revocation.

What constitutes a quorum for purposes of the Annual Meeting?

The presence at the Annual Meeting in person or by proxy of the holders of a majority of the voting power of all outstanding shares of Common Stock entitled to vote shall constitute a quorum for the transaction of business. Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by shareholders will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast on such matters.

What vote is required to approve each item?

The proposal to fix the number of directors at thirteen and any other item to be voted upon at the Annual Meeting will pass if votes cast in its favor exceed votes cast against it.

Directors will be elected by a plurality of the total votes cast at the Annual Meeting. Assuming four directors are to be elected, a plurality means that the four nominees receiving the highest number of votes will be deemed elected.

How do I cumulatively vote for directors?

In the election of directors, shareholders have cumulative voting rights. Under cumulative voting rights, each shareholder is entitled to cast as many votes in the aggregate as equal the number of shares of S.Y. Bancorp Common Stock owned by him or her multiplied by the number of directors to be elected. Each shareholder, or his or her proxy, may cast all of his or her votes, as thus determined, for a single nominee for director or may distribute them among two or more nominees, in the shareholder’s discretion.

Who counts the votes?

Judges appointed for the meeting will tabulate votes cast in person or by proxy at the Annual Meeting. These judges also certify the results of the voting. The judges will also determine whether or not a quorum is present at the meeting.

How are abstentions and broker non-votes treated?

A shareholder entitled to vote for the election of directors may withhold authority to vote for all nominees for directors or may withhold authority to vote for certain nominees for directors. A shareholder may also abstain from voting on the proposal to fix the number of directors. The judges will treat votes withheld from the election of any nominee for director and abstentions from any other proposal as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but will not be counted in the number of votes cast for or against any matter. If a broker does not receive voting instructions from the beneficial owner of shares on a particular matter and indicates on the proxy that it does not have discretionary authority to vote on that matter, the judges will treat these shares as present at the meeting for purposes of determining a quorum but will not be counted as votes cast on the matter.

What information do I need to attend the Annual Meeting?

We do not use tickets for admission to the Annual Meeting. If you are voting in person, we may ask for photo identification.

How does the Board recommend that I vote my shares?

The Board recommends a vote FOR the Directors’ proposal to fix the number of directors at thirteen and FOR each of the nominees for Director set forth in this document.

With respect to any other matter that properly comes before the Annual Meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion in the best interests of S.Y. Bancorp. At the date this Proxy Statement went to press, the Board of Directors had no knowledge of any business other than that described herein that would be presented for consideration at the Annual Meeting.

Who will bear the expense of soliciting proxies?

S.Y. Bancorp will bear the cost of soliciting proxies in the form enclosed. In addition to the solicitation by mail, proxies may be solicited personally or by telephone, facsimile or electronic transmission by our employees. We reimburse brokers holding Common Stock in their names or in the names of their nominees for their expenses in sending proxy materials to the beneficial owners of such Common Stock.

Is there any information that I should know about future annual meetings?

Any shareholder who intends to present a proposal at the 2007 Annual Meeting of Shareholders (the “2007 Annual Meeting”) must deliver the proposal to the Corporate Secretary at 1040 East Main Street, Louisville, Kentucky 40206 not later than November 25, 2006, if the proposal is submitted for inclusion in our proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934. In addition, S.Y. Bancorp’s Bylaws impose certain advance notice requirements on a shareholder nominating a director or submitting a proposal to an Annual Meeting. Such notice must be submitted to the secretary of S.Y. Bancorp no later than January 25, 2007. The notice must contain information prescribed by the Bylaws, copies of which are available from the secretary. These requirements apply even if the shareholder does not desire to have his or her nomination or proposal included in S.Y. Bancorp’s proxy statement.

ITEM 1. ELECTION OF DIRECTORS

Directors’ Proposal to Fix the Number of Directors and to Elect Directors

The articles of incorporation and bylaws of S.Y. Bancorp provide that the Board of Directors be composed of nine to twenty-five members. Each year the Board of Directors recommends the number for the coming year and presents a resolution to be adopted by the shareholders at the Annual Meeting. The Board of Directors has recommended that the number of directors constituting the Board be fixed at thirteen for the ensuing year, subject to approval by shareholders at the Annual Meeting. If the four individuals nominated are elected, there will be eleven individuals serving on the Board following the date of the 2006 Annual Meeting. The Board of Directors may appoint individuals to fill vacancies. Our Board of Directors has determined that Messrs. Carrico, Edinger, Herde, Madison, Simon and Tasman and Drs. Gall and Taylor satisfy the independence requirements of the NASDAQ. As a recently retired employee, Mr. Brooks does not satisfy these requirements nor do Mr. Heintzman and Ms. Thompson who are employees of the Bank.

Our Board of Directors consists of three classes, as nearly equal in size as possible. Each class generally serves a three-year term. Messrs. Carrico, Herde, Madison and Dr. Taylor are nominees for reelection for a three-year term.

Information with Respect to Nominees and Continuing Directors

The following table sets forth information as to persons who serve as our Directors.

Name, Age, and Year Individual	Principal Occupation;	S.Y. Bancorp Common Stock Beneficially Owned at January 1, 2006
Became Director (1)	Certain Directorships (2)(3)	Amount(4)(5)		% of Class

Nominees to Serve a Three-Year Term Expiring 2009

James E. Carrico Age 64 Director since 1978	Managing Director, Acordia of Kentucky	48,499	(7)	(6)

Carl G. Herde Age 45 Director since 2005	Vice President and Chief Financial Officer, Baptist Healthcare System, Inc.	3,140	(8)	(6)

Bruce P. Madison Age 55 Director since 1989	President and CEO Plumbers Supply Company, Inc.	47,233	(9)	(6)

Robert L. Taylor Age 66 Director since 2003	Professor of Management and Dean Emeritus, College of Business and Public Administration, University of Louisville	5,848	(10)	(6)

Continuing Directors-Term Expiring 2008

Charles R. Edinger, III Age 56 Director since 1984	Vice President, J. Edinger & Son, Inc.	254,741	(11)	1.81%

David P. Heintzman Age 46 Director since 1992	Chairman, President and Chief Executive Officer, S.Y. Bancorp, Inc. and Stock Yards Bank & Trust Company (12)	240,513	(13)	1.71%

Norman Tasman Age 54 Director since 1995	President, Tasman Industries, Inc. and Tasman Hide Processing, Inc.	260,379	(14)	1.85%

Continuing Directors -Term Expiring 2007

David H. Brooks Age 63 Director since 1985	Retired; Former Chairman and Chief Executive Officer, S.Y. Bancorp, Inc. and Stock Yards Bank & Trust Company (15)	188,275	(16)	1.34%

Stanley A. Gall, M.D. Age 69 Director since 1994	Professor of Obstetrics and Gynecology University of Louisville	16,161	(17)	(6)

Nicholas X. Simon Age 47 Director since 2002	President and CEO, Publishers Printing Company LLC	36,936	(18)	(6)

Kathy C. Thompson Age 44 Director since 1994	Senior Executive Vice President, S.Y. Bancorp, Inc. and Stock Yards Bank & Trust Company (19)	110,889	(20)	(6)

(1)                                Ages listed are as of December 31, 2005.

(2)                                Except as otherwise noted, each director and nominee has been engaged in his or her chief occupation for five years or more.

(3)                                No director or nominee holds any directorship in a company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 or subject to the requirements of Section 15(d) of such act or any company registered as an investment company under the Investment Company Act of 1940.

(4)                                This column includes, where noted, shares in which members of the nominee’s or director’s immediate family have a beneficial interest. The column does not, however, include the interest of certain of the listed nominees or directors in shares held by other non-dependent family members in their own right. In each case, the principal disclaims beneficial ownership of any such shares, and declares that the listing in this Proxy Statement should not be construed as an admission that the principal is the beneficial owner of any such securities.

(5)                                May include shares subject to outstanding stock options that are currently exercisable or may become exercisable within the following 60 days.

(6)                                Less than one percent of outstanding S.Y. Bancorp Common Stock.

(7)                                Includes 400 shares subject to stock options issued under S.Y. Bancorp’s Stock Incentive Plan(s).

(8)                                Includes 940 shares held in Mr. Herde’s Directors’ Deferred Compensation Plan.

(9)                                Includes 400 shares subject to stock options held under S.Y. Bancorp’s Stock Incentive Plan(s); 1,756 shares owned by Mr. Madison’s wife, and 22,194 shares held in Mr. Madison’s Directors’ Deferred Compensation Plan.

(10)                          Includes 1,600 shares subject to stock options held under S.Y. Bancorp’s Stock Incentive Plan(s) and 2,248 shares held in Dr. Taylor’s Directors’ Deferred Compensation Plan.

(11)                          Includes 400 shares subject to stock options held under S.Y. Bancorp’s Stock Incentive Plan(s); 47,200 shares owned by Mr. Edinger’s wife; 143,447 shares owned by a family partnership for which Mr. Edinger shares voting control and derives approximately 9.2% economic benefit; and 3,440 shares held in Mr. Edinger’s Directors’ Deferred Compensation Plan.

(12)                          Mr. Heintzman was appointed President of Bancorp and the Bank in January 1993, and he assumed the additional titles of Chairman and Chief Executive Officer in January 2005. He has been with the Bank since 1985.

(13)                          Includes 149,700 shares subject to stock options held under S.Y. Bancorp’s Stock Incentive Plan(s); 5,298 shares owned by Mr. Heintzman’s wife; 4,021 shares held by Mr. Heintzman as custodian for his minor daughter; and 14,766 shares held in Mr. Heintzman’s ESOP and 401(k) account.

(14)                          Includes 400 shares subject to stock options held under S.Y. Bancorp’s Stock Incentive Plan(s); 184,000 shares owned by Mr. Tasman’s mother for which Mr. Tasman shares voting control but from which he derives no economic benefit; 51,404 shares held jointly by Mr. Tasman and his wife; 4,791 shares held as custodian for their son and 14,983 shares held in Mr. Tasman’s Director Deferred Compensation Plan.

(15)                          Mr. Brooks served as Chairman and Chief Executive Officer of Bancorp and the Bank from 1993 until his retirement in 2005. He remains on the Board of Directors.

(16)                          Includes 59,300 shares subject to stock option held under S.Y. Bancorp’s Stock Incentive Plan(s); 50,350 shares owned by Mr. Brooks’ wife; and 1,099 shares held in his Directors’ Deferred Compensation Plan.

(17)                          Includes 400 shares subject to stock options held under S.Y. Bancorp’s Stock Incentive Plan(s) and 4,506 shares held in Dr. Gall’s Directors’ Deferred Compensation Plan.

(18)                          Includes 400 shares subject to stock options held under S.Y. Bancorp’s Stock Incentive Plan(s) and 28,100 shares held by Publishers Printing Company, LLC and 2,635 shares held in Mr. Simon’s Directors’ Deferred Compensation Plan.

(19)                          Ms. Thompson joined the Bank in June 1992 and was appointed Senior Executive Vice President in January, 2005.

(20)                          Includes 64,300 shares subject to stock options held under S.Y. Bancorp’s Stock Incentive Plan(s) and 8,045 shares held in Ms. Thompson’s ESOP and 401(k) account.

Mr. Heintzman and Ms. Thompson are among S.Y. Bancorp’s executive officers. S.Y. Bancorp’s executive officers serve at the pleasure of S.Y. Bancorp’s Board of Directors, and there are no arrangements or understandings regarding their selection or appointment as officers of S.Y. Bancorp.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO FIX THE NUMBER OF DIRECTORS AT THIRTEEN.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF
Messrs. Carrico, Herde and Madison and Dr. Taylor.

CORPORATE GOVERNANCE AND RELATED MATTERS

BOARD OF DIRECTORS’ MEETINGS, COMMITTEES AND FEES

During 2005, the Board of Directors of S.Y. Bancorp held eleven regularly scheduled and special meetings. All directors of S.Y. Bancorp are also directors of the Bank. During 2005 the Bank’s Board of Directors held thirteen regularly scheduled and special meetings.

All directors attended at least 75% of the number of meetings of the Board and committees of the Board on which they served. All directors are encouraged to attend annual meetings of shareholders, and all attended the 2005 Annual Meeting.

S.Y. Bancorp has an Audit Committee, Compensation Committee and a Nominating and Corporate Governance Committee of the Board of Directors. The Bank has a Loan Committee and a Trust Committee of the Board of Directors.

Audit Committee

The Board of Directors of S.Y. Bancorp, Inc. maintains an Audit Committee comprised of four directors who are not officers of S.Y. Bancorp. The Audit Committee is comprised of Messrs. Carrico, Herde, Simon and Tasman. Each of these individuals meets the NASDAQ independence requirements for membership on an audit committee. The Board of Directors has adopted a written charter for the Audit Committee, and this charter is available on S.Y. Bancorp’s website:  www.syb.com.

The Audit Committee oversees S.Y. Bancorp’s financial reporting process on behalf of the Board of Directors. Management has primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee, among other things, considers the appointment of the independent auditors for S.Y. Bancorp, reviews with the auditors the plan and scope of the audit and audit fees, monitors the adequacy of reporting and internal controls, meets regularly with internal and independent auditors, reviews the independence of the independent auditors, reviews S.Y. Bancorp’s financial results as reported in Securities and Exchange Commission filings, and approves all auditing and permitted non auditing services performed by its independent auditors. The Audit Committee meets with our management at least quarterly to consider the adequacy of our internal controls and the objectivity of our financial reporting. This Committee also meets with the independent auditors and with our own appropriate financial personnel and internal auditors regarding these matters. Both the independent auditors and the internal auditors regularly meet privately with this Committee and have unrestricted access to this Committee. The Audit Committee held five meetings during 2005.

The Board of Directors has determined that Carl G. Herde is an audit committee financial expert for S.Y. Bancorp and is independent as described in the paragraph above. See “CORPORATE GOVERNANCE AND RELATED MATTERS — REPORT OF THE AUDIT COMMITTEE” for more information.

Nominating and Corporate Governance Committee

S. Y. Bancorp formed the Nominating and Corporate Governance Committee in 2004. This committee is comprised of four independent non-employee directors, each of whom meets the NASDAQ independence requirements for membership on a nominating and governance committee. Responsibilities of the committee are set forth in a written charter satisfying the NASDAQ’s corporate governance standards, requirements of federal securities law, and incorporating other best practices.  The Board of Directors adopted the charter for the Nominating and Corporate Governance Committee, and this charter is available on S.Y. Bancorp’s website:  www.syb.com.

Among the committee’s duties are identifying and evaluating candidates for election to the board of directors, including consideration of candidates suggested by shareholders. Messrs Edinger, Madison, Simon and Tasman serve on this committee. This committee had one meeting during 2005.

Compensation Committee

The members of the Compensation Committee are Messrs. Edinger and Tasman and Drs. Gall and Taylor, all of whom are independent non-employee Directors. The Board of Directors has adopted a written charter for the Compensation Committee, and this charter is available on S.Y. Bancorp’s website:  www.syb.com. The functions of this committee include making recommendations to our Board of Directors establishing the compensation of executive officers and reviewing the compensation of Directors. The Compensation Committee held six meetings during 2005.

Loan Committee

The members of the Bank’s Loan Committee are Messrs. Brooks, Edinger, Herde and Madison. This committee held twelve meetings in 2005. The Loan Committee is primarily responsible for oversight of the Bank’s lending function including loan quality matters and approval of large credit facilities.

Trust Committee

The members of the Bank’s Trust Committee are Messrs Brooks, Carrico and Simon and Drs. Gall and Taylor. This committee held six meetings in 2005. The Trust Committee oversees the operations of the trust  department of the Bank to ensure it operates in accordance with sound fiduciary principles and is in compliance with pertinent laws and regulations.

How are Directors compensated?

For 2005, non-employee directors received an annual retainer of $3,600. All Bancorp’s directors received $900 for each meeting of S.Y. Bancorp’s Board of Directors he or she attended, if the meeting was not held immediately before or after a meeting of the Board of Directors of the Bank. S.Y. Bancorp’s directors are also directors of the Bank, and received $900 for each Bank board meeting attended.

Non-employee directors of S.Y. Bancorp and the Bank who are members of the various committees of the Board of Directors received $400 increased to $500 during 2005 per meeting of S.Y. Bancorp’s Audit Committee, $400 per meeting of S.Y. Bancorp’s Compensation Committee, $400 per meeting of S.Y. Bancorp’s Nominating and Corporate Governance Committee, $400 per meeting attended of the Bank’s Trust Committee, and $300 per meeting attended of the Bank’s Loan Committee.

Directors may defer all or a portion of their fees under the Bank’s deferred compensation plan.

Under the 1995 Stock Incentive Plan non-employee directors received a one-time grant of options to purchase 1,000 shares of S.Y. Bancorp Common Stock. In addition in 2004 shareholders approved an additional grant to each director of options to purchase 1,000 shares of S.Y. Bancorp Common Stock. Under the 2005 Stock Incentive Plan, non employee directors may receive stock based awards from time to time as determined by the Compensation Committee. Options under both plans are to be granted at the fair market value of S.Y. Bancorp Common Stock at the time of the grant and are adjusted for subsequent stock splits, stock dividends, etc.

Shareholders may communicate directly to the Board of Directors in writing by sending a letter to the Board at: S.Y. Bancorp Board of Directors, P.O. Box 32890, Louisville, KY 40232-2890.  All communications directed to the Board of Directors will be received and processed by the Nominating and Corporate Governance Committee without any editing or screening.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee acts under a written charter approved and adopted by the Board of Directors. The Audit Committee reviews S.Y. Bancorp’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

The Committee discussed with management, the internal auditors and the independent auditors the quality and adequacy of S.Y. Bancorp’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing. The Committee reviewed both with the independent and internal auditors their audit plans, audit scope and identification of audit risks. The Committee also discussed the results of the internal audit examinations.

In this context, the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that S.Y. Bancorp’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the quarterly and year end consolidated financial statements contained in filings with the Securities and Exchange Commission with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61, Communication With Audit Committees.

In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from S.Y. Bancorp and its management, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The Audit Committee has also considered whether the independent auditors’ provision of non-audit services to S.Y. Bancorp is compatible with the auditors’ independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited consolidated financial statements be included in S.Y. Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the SEC.

The Audit Committee of the Board of Directors of S.Y. Bancorp, Inc.

James E. Carrico	Norman Tasman
Carl G. Herde	Nicholas X. Simon, Chairman

The following table presents fees for professional audit services rendered by KPMG LLP for the audits of S.Y. Bancorp’s financial statements for 2005 and 2004 and fees billed for other services rendered by KPMG LLP:

	2005	2004
Audit fees, excluding audit related (1)	$190,650	$196,750
Audit-related fees (2)	—	2,750
Tax fees (3)	—	2,800
All other fees(4)	2,500	—
Total fees	$193,150	$202,300

(1)           Audit fees include fees for the consolidated audit and review of Form 10-K as well as fees for the reviews of quarterly financial information filed with the SEC on Form 10-Q and FDICIA procedures. Totals include $88,500 and 105,000 respectively for 2005 and 2004, for Sarbanes-Oxley related audit of internal controls.

(2)           Audit-related fees consisted of FHLB reporting.

(3)           Effective 2004 tax compliance and consulting services were provided by another accounting firm. Fees paid to KPMG in 2004 were incurred as part of the transition.

(4)           Other fees in 2005 relate to service provided in conjunction with the filing of a Form S-8 registration statement with the SEC.

The Audit Committee is responsible for pre-approving all auditing services and permitted non-audit services to be performed by its independent auditors, except for 2005 and 2004, respectively, they pre-approved the performance of audit-related services for which fees may total up to $10,000 and $5,000 annually. In 2005 and 2004, no audit-related fees were incurred under this approval.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, our Directors and persons who own more than 10% of a registered class of S.Y. Bancorp’s common stock to file initial reports of ownership and changes in ownership with the SEC and the NASDAQ. Such executive officers, Directors and shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to us and written representations from the applicable executive officers and our Directors, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis for the year ended December 31, 2005 with the exception of Dr. Gall who did not timely file one report covering the purchase of 500 shares in September 2005; Mr. Carrico, who did not timely file one report covering the gift of 80 shares in December 2005; and Mr. Tasman who did not  timely file one report covering the exercise of 4,800 options in September 2004.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Set forth in the following table is the beneficial ownership of our Common Stock as of January 31, 2006 for each person or entity known by us to beneficially own more than five percent of the outstanding shares of our Common Stock; all our Directors and executive officers as a group; and Directors, executive officers and employees as a group. “Executive Officer” means the chairman, president, any vice president in charge of a principal business unit, division or function, or other officer who performs a policy making function or any other person who performs similar policy making functions and is so designated by the Board of Directors. For a description of the voting and investment power with respect to the shares beneficially owned by the eleven directors and nominees for election as directors of S.Y. Bancorp, see the table under the heading, “Election of Directors.”

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of S.Y. Bancorp Common Stock (1)

Stock Yards Bank & Trust Company 1040 East Main Street Louisville, Kentucky 40206	859,870		6.2%

Fidelity Management and Research Boston, Massachusetts 02109	951,000	(2)	6.9%

Directors and executive officers of Bancorp as a group (16 persons)	1,429,906	(3)	10.0%

Directors, executive officers, and employees of S.Y. Bancorp and the Bank as a group (314 persons)	2,237,152	(4)	15.3%

(1)                                  Shares of S.Y. Bancorp Common Stock subject to stock options that are currently exercisable or may become exercisable within the following 60 days under S.Y. Bancorp’s Stock Incentive Plans are deemed outstanding for purposes of computing the percentage of S.Y. Bancorp Common Stock beneficially owned by the person and group holding such options but are not deemed outstanding for purposes of computing the percentage of S.Y. Bancorp Common Stock beneficially owned by any other person or group.

(2)                                  Based upon a Schedule 13G filed with the SEC on February 14, 2006.

(3)                                  Includes 451,980 shares subject to stock options outstanding stock options that are currently exercisable or may become exercisable within the following 60 days and 49,869 shares held in ESOP and 401(k) accounts.

(4)                                  The shares held by the group include 180,971 shares held by non-executive officers and employees of the Bank. In addition, 340,700 shares are subject to currently exercisable stock options held by non-executive officers of the Bank and 336,805 shares are held by employees of the Bank in their ESOP and 401(k) accounts, with sole voting power and no current investment power. S.Y. Bancorp has not undertaken the expense and effort of compiling the number of shares certain officers and employees of the Bank may hold other than directly in their own name.

EXECUTIVE COMPENSATION AND OTHER INFORMATION
REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee (the “Committee”) is comprised of four members of the Board of Directors who are not, nor have they been, employees of S.Y. Bancorp or the Bank and who satisfy the independence requirements of NASDAQ.  The Committee is responsible for establishing and administering S.Y. Bancorp’s executive compensation programs and the Board of Directors has adopted a written charter for the Compensation Committee.  The compensation philosophy of the Committee supports S.Y. Bancorp’s primary objective of creating value for its shareholders.  The Compensation Committee strives to ensure the compensation of S.Y. Bancorp’s executive officers is adequate to attract and retain talented individuals with proven abilities to lead S.Y. Bancorp and the Bank so growth and profitability are realized while maintaining stability and capital strength.  The Committee believes the following compensation strategies for S.Y. Bancorp’s executive officers, including the Chief Executive Officer (the “CEO”), achieve this objective.

The Company’s compensation plan consists of three key components:

•                  Base pay

•                  Annual incentive compensation

•                  Long term incentives

The Committee believes that this three tiered approach serves the interest of Bancorp’s shareholders by accomplishing the objectives set forth above. This approach is consistent with that of peer banks which the Committee uses for comparative data. Furthermore, in 2005, the Committee contracted with an independent compensation consultant to study the Bank’s executive pay practices and, thereby, provide resources to the Committee going forward. The consultant concluded the Committee’s current practices to be consistent with its objective and with sound governance principles.

Base Salary  Executive officers’ salaries are determined by evaluating the most recent comparative peer data relative to their roles and responsibilities designated in their positions.  Individual salary increases are reviewed annually and are based on the Bancorp’s comparative performance to the peer group and the executive’s individual performance during the preceding year.  Base pay adjustments for all executive officers other than the CEO are based on recommendations by the CEO to the Committee and then the Committee either approves or adjusts to ensure consistency with Company policy.

Annual Incentive Compensation  The objective of annual incentive compensation is to deliver competitive levels of compensation for the attainment of annual financial objectives and operating results.  The Committee believes these to be primary drivers of stock price performance over time.  Therefore, the Committee established an incentive program based upon the achievement of certain earnings per share goals as well as line of business goals for certain officers.  The annual determination as to whether incentives will be paid is based upon the achievement of earnings per share growth of at least 6%.   The formula has increasingly higher payout percentages for corresponding EPS increases.

Long Term Incentives  The Committee believes the granting of stock options to executives best serves the interests of shareholders by providing those persons having responsibility for the management and growth of S.Y. Bancorp and the Bank with an opportunity to increase their ownership of S.Y. Bancorp Common Stock and to have a stake in the future of the Company.  By increasing executive officer ownership, these individuals will have an added incentive to maximize shareholder value.  Executive officers are granted options, normally annually, giving them the right to purchase S.Y. Bancorp Common Stock at a specified price in the future.  The number of stock options granted is based upon individual performance contributions and comparative practices.  The number of options granted is based on a targeted percentage of base pay and then applying a value to the individual option grant.   These grants have an option price of 100% of the market value on the date of the grant.  See the discussion under “Stock Incentive Plan” below.

Chief Executive Officer’s Compensation   The Committee determined the compensation for Mr. Heintzman for 2005. Recognizing his leadership and confident of his ability to facilitate a smooth transition from his prior position of President to his expanded position of Chairman and CEO, the Committee set his base pay at $450,000 for 2005. At this level, his base pay approximates the 75th percentile of peer group. He was also awarded a bonus of $225,000, which was directly tied to the company’s superior financial performance and EPS increase over the prior year. The formula used by the Committee and approved by the Board resulted in a 50% of base salary payout based on a 15% EPS growth result.

In summary, the Committee believes the total compensation program for S.Y. Bancorp’s executive officers is competitive with programs offered by similar institutions, and executive compensation is appropriate to further the goals and objectives of S.Y. Bancorp and the Bank.

The Compensation Committee of the Board of Directors of S.Y. Bancorp, Inc.

Charles R. Edinger, III	Stanley A. Gall
Norman Tasman	Robert L. Taylor, Chairman

Summary Compensation Table

The following table shows the compensation paid by the Bank for the three years ended December 31, 2005, for services in all capacities to the CEO and the four other most highly compensated executive officers of S.Y. Bancorp.

Summary Compensation Table

		Annual Compensation			Long Term Compensation
Name and Principal Position	Year	Salary(2)	Bonus(3)	Other Annual Compensation(4)	Securities Underlying Options(5)	All Other Compensation(6)(7)

David P. Heintzman	2005	$450,000	$225,000	$—	—	$59,184
Chairman, President and	2004	364,000	—		23,900	57,653
Chief Executive Officer (1)	2003	343,000	110,000	—	15,000	55,212

Kathy C. Thompson	2005	250,000	117,500		—	45,713
Senior Executive Vice	2004	225,000	67,500		8,900	44,156
President	2003	220,000	34,000	—	9,300	43,164

Gregory A. Hoeck	2005	175,000	43,800		—	17,767
Executive Vice	2004	165,000	—	—	6,000	15,711
President	2003	162,000	34,000		4,500	15,418

Phillip S. Smith	2005	172,000	43,000		—	25,566
Executive Vice	2004	168,500	—	—	6,000	20,966
President	2003	165,000	30,000		4,500	27,156

Nancy B. Davis	2005	175,000	43,800		—	26,499
Executive Vice	2004	165,500	—	—	6,000	23,590
President, Secretary,	2003	162,000	30,000		4,500	26,753
Treasurer and Chief Financial Officer

(1)                                Effective January 1, 2005 Mr. Heintzman assumed the additional titles of Chairman and Chief Executive Officer.

(2)                                Includes amounts deferred under Stock Yards Bank & Trust Company’s non-qualified “excess” plan.

(3)                                Incentive compensation plan is described above. See “Annual Incentive Compensation”.

(4)                                The aggregate amount of all perquisites and other personal benefits received by the individuals listed in the above table did not exceed the lesser of $50,000 or 10 percent of the total salary and bonus reported for the respective executive officer.

(5)                                Stock options related to 2005 performance were granted in January 2006 and, accordingly, are not included in the 2005 Summary Compensation Table.

(6)                                Includes director compensation. See “ CORPORATE GOVERNANCE AND RELATED MATTERS BOARD OF DIRECTORS’ MEETINGS, COMMITTEES, AND FEES - How are Directors compensated?”  Includes contributions by the Bank to the Bank’s defined contribution plans (money purchase, deferred income (401(k)) profit sharing and employee stock ownership plans) as set forth below. Also includes various payments, primarily life insurance policy premiums. The officers’ families are the beneficiaries of these policies.

(7)                                David Heintzman and Kathy Thompson have been promised a supplemental retirement benefit (see “Senior Officer Security Plan”) in a fixed amount per year, payable for 15 years after retirement. The amounts in the table above reflect the December 31, 2005 value of that promised benefit, using a 5.68% present value factor based on Plan assumptions, and assuming no mortality and that they will each eventually be 100% vested in the maximum benefit, and companies that figure to a similar calculation as of the end of 2004, and 2003 to arrive at the amounts earned with respect to 2005 of $26,920 and $13,702 respectively. Phillip S. Smith and Nancy Davis participate in a supplemental retirement program (see “Senior Officer Security Plan”) that anticipates the Bank paying a premium of $10,000 for each of them to life insurance policies, and then the cash value of those policies being payable to them at retirement, if they survive to that date and are then vested. As of the end of 2005 as compared to the end of 2004, the cash value added to their retirement benefit was $8,501 and $9,011 respecitively.

	Mr. Heintzman	Ms. Thompson	Mr. Hoeck	Mr. Smith	Ms. Davis
Director compensation	$11,700	$11,700	$—	$—	$—
Contribution to 401(k) plan	12,600	12,600	10,500	10,320	10,500
Contribution to ESOP	4,200	4,200	3,500	3,440	3,500
Other	3,764	3,511	3,767	3,305	3,488
SOSP	26,920	13,702	—	8,501	9,011
	59,184	45,713	17,767	25,566	26,499

Stock Incentive Plan

S.Y. Bancorp has a stock incentive plan under which options may be granted to officers, other key employees of the Bank, and non-employee directors. Key employees are those persons who, in the judgment of the Compensation Committee, are mainly responsible for the success of the Bank. Options under this plan are granted at the fair market value of S.Y. Bancorp’s Common Stock at the time of the grant.

No options were granted during 2005 to the executive officers named in the Summary Compensation Table. Stock options related to 2005 performance were granted in January 2006.

The following table shows, as to the individuals included in the Summary Compensation Table, information as to aggregate options exercised in 2005 and December 31, 2005 year end option values.

Aggregated Options Exercised In 2005 and 2005 Year End Option Values

	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at December 31, 2005		Value of Unexercised In the Money Options at December 31, 2005(1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
David P. Heintzman	—	$—	149,700	—	$1,429,546	$—
Kathy C. Thompson	27,568	587,789	63,400	—	595,864	—
Gregory A. Hoeck	—	—	39,200	—	347,844	—
Phillip S. Smith	—	—	47,200	—	478,004	—
Nancy B. Davis	—	—	47,200	—	478,004	—

(1)                                  In the money computation based upon December 31, 2005 market value of S.Y. Bancorp’s Common Stock of $25.02.

Senior Officer Security Plan

In 1997, the Bank adopted the Senior Officers Security Plan #2, as a successor to a previous executive compensation program (“1997 Plan”). The 1997 Plan provided specified benefits to five executive officers of the Bank. On April 19, 2005, the Board approved a restated version known as the 2005 Restated Senior Officers Security Plan (the “2005 SOSP”).

The 2005 SOSP provides specified benefits to a select group of management and highly compensated officers who contribute materially to the continued growth, development and future business success of the Bank. Life insurance owned and paid for by the Bank has been purchased on each covered officer, to help recover the Bank’s costs over time. The 1997 Plan was designed to provide Messrs. Brooks and Heintzman and Ms. Thompson with benefits equal to an amount necessary to bring the a participant’s total retirement payments, including social security benefits and benefits under the Bank’s defined contribution plan, to a reasonable percentage of the participant’s projected salary at retirement age. That analysis produced a promised benefit under the 1997 Plan to each of the following officers of the dollar amount indicated below, beginning at age 65, which amounts remain in effect under the 2005 SOSP:

David H. Brooks	$84,000 per year for 15 years, payments began in 2006
David P. Heintzman	$136,500 each year for 15 years
Kathy C. Thompson	$82,000 each year for 15 years

A participant becomes vested in these benefits over a period of service set forth in an individual participant agreement, and death benefits are provided in lieu of these retirement payments if the participant dies while in the employ of the Bank. The retirement benefit becomes fully vested in the event of the participant’s disability or a change of control of the Bank or the Bancorp occur while the participant is employed by the Bank. If a participant terminates employment before age 65, the payments would begin as early as age 55, or such later age as the participant might elect. In any case other than change of control or death of the participant while employed, payments will be made in installments over 15 years. Payments ordinarily due for 15 years after age 65 are actuarially reduced if payments start earlier than that date.

In 2001, Phillip S. Smith and Nancy Davis were included in a modified version of the 1997 Plan. As preserved in the 2005 SOSP and their individual agreements, they are promised an amount of money payable over 15 years beginning at age 65, that is equal to the cash value build up within insurance policies purchased on their lives for total premiums of $10,000 per year. If Ms. Davis or Mr. Smith dies while employed by the Bank, the death benefit on the life insurance policies (net of the Bank’s cost) would be paid to them in lieu of the retirement benefit. Like the defined benefit of the other three executives, the benefit calculated based on the accumulated contributions and investment earnings for these two executives vest over a period of time, with vesting accelerated if a disability or change of control occurs while they are employed.

The death benefits provided under the 1997 Plan and continuing under the 2005 SOSP are provided by the Bank endorsing over to each of the executives via a split dollar agreement a right to payment of a portion of the death benefits due under each of the insurance policies purchased by the Bank on the covered participant. As of the end of 2005, the 2005 Plan provided for the following death benefits to each executive:

Name	Death Benefit Payable as of December 31, 2005
David Heintzman	$2,739,400
Kathy C. Thompson	1,572,500
Nancy B. Davis	569,900
Phillip S. Smith	591,900

Each covered executive officer is imputed with income annually on the value of the death benefit protection provided to them under the 2005 SOSP. The retirement benefits promised to executives are generally not taxable to them until actually paid. FICA/Medicare taxes are typically payable by participants on nonqualified deferred compensation plans like the 2005 SOSP based on the dollar amount of benefit that accrues and is vested to the participant each year.

Senior Executive Severance Agreement

The Bank has established a Senior Executive Severance Agreement (the “Severance Agreement”) for certain Executive Officers of the Bank. S.Y. Bancorp and the Bank have concluded it to be in the best interests of S.Y. Bancorp, its Shareholders and the Bank to take reasonable steps to help assure key executives of the Bank that they will be treated fairly in the event of a tender offer or takeover bid, or an actual Change in Control. It is important, should S.Y. Bancorp receive take over or acquisition proposals from third parties, that S.Y. Bancorp be able to call upon the key executives of the Bank for their advice and assessment of whether such proposals are in the best interests of shareholders, free of the influences of their personal employment situations. These severance agreements were not entered into because of any belief by management that a Change in Control of S.Y. Bancorp was imminent.

Each Severance Agreement provides that, in the event (1) the executive is forced to resign during negotiations or following a Change in Control of S.Y. Bancorp or (2) the executive voluntarily terminates employment with the Bank for up to three years following a Change in Control, the Bank will pay the executive a severance payment equal to 299 percent of the executive’s previous five years’ average gross taxable income. Should voluntary termination occur between 24 and 36 months following the Change in Control, the executive will receive only 2/3 of the severance payment. No payments are made under the Severance Agreement if:  (i) termination occurs because the Bank has determined there is “cause” as defined in the Severance Agreement, (ii) the executive terminates due to death or disability, or (iii) if the executive has announced an intention to voluntarily retire from business. Payments under the Severance Agreement are delayed 6 months following termination of employment.

The Severance Agreement also provides that the Bank pay legal fees and expenses incurred in contesting any termination or enforcing of the Severance Agreement, and that the Bank indemnify the executive for any excise taxes that might be payable if the total of the payments under the Severance Agreement, plus other payments that are triggered by or enhanced due to a change of control (for example, the accelerated vesting and payment under the 2005 SOSP), amount to more than 299% of the Executive’s “base amount” as defined in Code Section 280G. The Severance Agreement requires that the executive adhere to the Bank’s confidentiality policies and that the executive not compete, directly or indirectly, by soliciting customers or business of the Bank within a 50 mile radius of the Bank, or by soliciting for employment any employee of the Bank, for a period of 18 months following the receipt of any severance payments.

Shareholder Return Performance Graph

The following performance graph compares the performance of Bancorp Common Stock to the Russell 2000 index, the SNL NASDAQ Bank Index, SNL AMEX Bank Index and SNL Midwest Bank Index for Bancorp’s last five fiscal years. During 2005 S.Y. Bancorp’s Common Stock began trading on the NASDAQ National Market. The graph assumes the value of the investment in Bancorp Common Stock and in each index was $100 at December 31, 2000, and that all dividends were reinvested.

	Period Ending
Index	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
S.Y. Bancorp, Inc.	100.00	166.96	188.59	212.24	253.09	268.02
Russell 2000	100.00	102.49	81.49	120.00	142.00	148.46
SNL AMEX Bank Index	100.00	132.24	154.55	196.69	228.96	204.70
SNL Midwest Bank Index	100.00	102.20	98.59	126.20	142.40	137.21
SNL NASDAQ Bank Index	100.00	108.85	111.95	144.51	165.62	160.57

TRANSACTIONS WITH MANAGEMENT AND OTHERS

The Bank has had, and expects to have in the future, banking transactions in the ordinary course of business with certain directors and officers of S.Y. Bancorp and the Bank and their associates, as well as with corporations or organizations with which they are connected as directors, officers, shareholders or partners. These banking transactions are made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons. In the opinion of management of S.Y. Bancorp and the Bank, such transactions do not involve more than the normal risk of collectibility or present other unfavorable features. Loans made to directors and executive officers are in compliance with federal banking regulations and are thereby exempt from insider loan prohibitions included in the Sarbanes-Oxley Act of 2002.

At December 31, 2005, loans to directors and officers of S.Y. Bancorp and the Bank and their associates totaled $6,246,000 equaling 4.97% of the Bancorp’s consolidated stockholders’ equity.

INFORMATION CONCERNING INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP has been engaged to audit the consolidated financial statements of S.Y. Bancorp for the past eighteen years. Upon completion of its evaluation process, the Audit Committee recommended KPMG perform the independent audit of S.Y. Bancorp’s consolidated financial statements for the year ending December 31, 2006. S.Y. Bancorp’s Board of Directors approved the recommendation.

Representatives of KPMG LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

ANNUAL REPORT ON FORM 10-K

A copy of S.Y. Bancorp, Inc.’s 2005 Annual Report on Form 10-K as filed with the Securities and Exchange Commission, without exhibits, will be provided without charge following receipt of a written or oral request directed to:  Nancy B. Davis, Executive Vice President, Treasurer and Chief Financial Officer, S.Y. Bancorp, Inc., P.O. Box 32890, Louisville, Kentucky 40232, (502) 625-9176; or nancy.davis@syb.com. A copy of the Form 10-K may also be obtained at the company’s website, www.syb.com or the SEC’s website, www.sec.gov.

OTHER MATTERS

The officers and directors of S.Y. Bancorp do not know of any matters to be presented for shareholder approval at the Annual Meeting other than those described in this Proxy Statement. If any other matters should come before the Annual Meeting, the Board of Directors intends that the persons named in the enclosed form of proxy, or their substitutes, will vote such proxy in accordance with their best judgment on such matters.

By Order of the Board of Directors

/s/ David P. Heintzman

David P. Heintzman
Chairman, President and Chief Executive Officer
S.Y. Bancorp, Inc.

Louisville, Kentucky
March 20, 2006

S.Y. BANCORP, INC.

1040 EAST MAIN STREET

LOUISVILLE, KENTUCKY 40206

PROXY FOR HOLDERS OF COMMON STOCK

ANNUAL MEETING OF SHAREHOLDERS - APRIL 26, 2006

This proxy is solicited by the Board of Directors of S.Y. Bancorp, Inc.

The undersigned hereby appoints David P. Heintzman and Kathy C. Thompson or either of them, attorneys with power of substitution and revocation to each, to vote any and all shares of Common Stock of S.Y. Bancorp, Inc. (“Bancorp”) held of record by the undersigned, in the name and as the proxy of the undersigned, at the Annual Meeting of Shareholders of Bancorp (the “Annual Meeting”) to be held at The Olmstead, 3701 Frankfort Avenue, Louisville, Kentucky 40207 on April 26, 2006 at 10:00 a.m., Eastern Time, or any adjournment thereof, hereby revoking any prior proxies to vote said stock, upon the following proposals more fully described in the Notice of and Proxy Statement for the meeting (receipt of which is hereby acknowledged):

(1)	FOR ☐	AGAINST ☐	ABSTAIN ☐ a proposal to approve the action of the Board of Directors fixing the number of directors at thirteen (13).

(2)	ELECTION OF DIRECTORS -	Nominees are: James E. Carrico, Carl G. Herde, Bruce P. Madison and
Robert L. Taylor

Mark one box only.
☐	FOR ALL nominees listed above
☐	FOR ALL nominees listed above EXCEPT the following:
☐	WITHHOLD authority to vote for ALL nominees listed above

(3)	OTHER BUSINESS. To consider and act upon such other matters as may properly be brought before the Annual
Meeting or any adjournment thereof.

The Board of Directors recommends a vote FOR the proposal fixing the number of directors at thirteen (13), and FOR ALL nominees for director listed above.

This proxy, properly signed and dated, will be voted as directed, but if no instructions are specified, this proxy will be voted for the proposal to fix the number of directors at thirteen (13) and for all nominees for director. If any other business is properly presented at such meeting, this proxy will be voted by those named in this proxy in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the meeting.

Date	, 2006

(Signatures)

Should the above signed be present and elect to vote at the Annual Meeting of Shareholders or at any adjournment thereof and after written notification to the Secretary of the Corporation at the Meeting of the shareholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.

Please sign exactly as your name appears on this proxy card; (refer to adhesive label below). When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, only one signature is required but each holder should sign, if possible.

PLEASE ACT PROMPTLY

SIGN, DATE & MAIL YOUR PROXY CARD TODAY